Exhibit 5.1
21st November, 2001

GlobalSantaFe Corporation
777 N. Eldridge Parkway
Houston, TX 77079-4493 U.S.A.

Re:  GlobalSantaFe Corporation Registration Statement on Form S-8
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Ladies and Gentlemen:

We have acted as Cayman Islands counsel for GlobalSantaFe Corporation (formerly known as Santa Fe International Corporation) (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 8,056,870 Ordinary Shares, par value US$0.01 per share, in the capital of the Company (the "Shares"), proposed to be issued pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed today with the Securities and Exchange Commission under the Securities Act relating to the GlobalSantaFe Corporation 1998 Stock Option and Incentive Plan, as amended, the GlobalSantaFe Corporation 1994 Non-Employee Stock Option and Incentive Plan, as amended, the GlobalSantaFe Corporation 2001 Non-Employee Director Stock Option and Incentive Plan, the Global Marine Inc. 1990 Non-Employee Director Stock Option Plan, the Global Marine Inc. 1989 Stock Option and Incentive Plan and the Global Marine Incentive Savings Plan(together, the "Plans").

We have examined and are familiar with the Registration Statement. We have also examined and relied on such corporate records and documents of the Company and such matters of law as we have considered necessary or appropriate to enable us to give this opinion, including, without limitation to the foregoing, the minutes of the meetings of the board of directors of the Company held on 31st August, 2001 and 3rd October, 2001 and the minutes of the extraordinary general meeting of the Company held on 20th November, 2001. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

The opinion expressed below is limited to the laws of the Cayman Islands as the same are in force at the date hereof, and we do not express any opinion herein concerning the laws of any other jurisdiction.


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Based upon the foregoing, it is our opinion that, upon the allotment of the
Shares by the Board of Directors of the Company and due registration of the issue of such Shares in the register of members of the Company and subject to receipt by the Company in full of the exercise price therefor, the Shares issuable upon exercise of stock options in accordance with the terms of the Plans (i) will have been duly authorised by the Company and (ii) will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ Maples and Calder
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MAPLES AND CALDER